Press Release	II-VI Incorporated
375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056
Telephone (724) 352-4455

Release Date: May 17, 2007	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI Incorporated

Announces Agreement to Acquire Pacific Rare Specialty Metals & Chemicals, Inc.

PITTSBURGH, PA – May 17, 2007 – II-VI Incorporated (NASDAQ NGS: IIVI) announced today it has executed a definitive stock purchase agreement whereby a wholly owned subsidiary of II-VI Incorporated (II-VI) will acquire substantially all of the equity interests of Pacific Rare Specialty Metals & Chemicals, Inc. (PRSMC) in exchange for cash. The transaction is expected to close in II-VI’s first fiscal quarter ending September 30, 2007. Financial terms of the transaction were not disclosed.

Founded in 2001 and with origins from 1983, Philippine-based PRSMC is a producer and refiner of Selenium and Tellurium metals and chemicals as well as other rare metals and components for electronic, industrial and other applications. PRSMC had revenues for the year ended December 31, 2006 of approximately $13.6 million.

It is expected that the acquisition will have an immediate positive contribution to revenues and earnings. As a result of this acquisition, II-VI will expand its product offering and secure its supply chain for Selenium and Tellurium. Selenium is a critical raw material for the production of Zinc Selenide, the most commonly used substrate for CO2 laser optics manufactured and sold through II-VI’s Infrared Optics business segment. Tellurium is a critical raw material for the production of Bismuth Telluride for thermoelectric coolers manufactured and sold by Marlow Industries, Inc., part of II-VI’s Compound Semiconductor Group business segment. PRSMC will become an operating unit reporting to Jim Martinelli, Vice-President of Government and Military Business of II-VI Incorporated.

“By becoming a business owned by II-VI, PRSMC will have better access to expanded markets and increased financial stability which will provide a solid platform for growth. Further, PRSMC will provide added security of supply for certain key raw materials used by II-VI. We are pleased to be part of II-VI Incorporated,” stated Robert J. Hisshion, Founder and Chairman of Pacific Rare Specialty Metals & Chemicals, Inc.

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II-VI Incorporated

May 17, 2007

“This acquisition represents another important step in vertically integrating this portion of our Company. For the past few years the volatility of the cost and the available supply of Selenium for our Infrared Optics business has been a concern. Although this acquisition does not eliminate the Selenium price volatility, it does improve the certainty of supply. The PRSMC Tellurium production will also benefit our thermoelectric cooler cost structure and supply chain. While we feel these synergies are very important, PRSMC also adds diversification for II-VI and fits nicely with the various material production capabilities in our family of companies. We are pleased to welcome the PRSMC employees to our Company”, said Francis J. Kramer, President of II-VI Incorporated.

Upon completion of the acquisition, the Company will update its guidance for the fiscal year ending June 30, 2008. The acquisition is expected to be immediately accretive. As discussed in more detail below, actual results may differ from these forecasts due to numerous factors including changes in product demand, raw material pricing, competition and general economic conditions.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, medical radiology, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, cadmium zinc telluride for gamma radiation detectors, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

The Company’s infrared optics business, II-VI Infrared, manufactures optical and opto-electronic components for industrial laser and thermal imaging systems. The Company’s near-infrared optics business, VLOC, manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. The Company’s military infrared optics business, Exotic Electro-Optics (EEO), manufactures infrared products for military applications. In the Company’s Compound Semiconductor Group, the Company’s eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company’s Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Company’s Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Company’s Advanced Materials Development Center (AMDC) provides expertise in materials development, process development, and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-

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II-VI Incorporated

May 17, 2007

forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006; (iii) purchasing patterns from customers and end-users; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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